EXHIBIT 99

COMPAQ COMPUTER CORPORATION     P.O. BOX 692000                   NEWS RELEASE
PUBLIC RELATIONS DEPARTMENT     HOUSTON, TEXAS  77269-2000
                                TEL 281-514-0484
                                FAX 281-514-4583

                                HTTP://WWW.COMPAQ.COM


[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
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COMPAQ BOARD OF DIRECTORS FORMS OFFICE OF THE CHIEF EXECUTIVE UNDER LEADERSHIP
                          OF CHAIRMAN BENJAMIN ROSEN

             ECKHARD PFEIFFER AND EARL MASON RESIGN AS CEO AND CFO

     HOUSTON, APRIL 18, 1999 - Compaq Computer Corp. (NYSE: CPQ) announced today that its Board of Directors formed an Office of the Chief Executive to oversee the day-to-day running of the Company's operations, effective immediately. Chairman Benjamin M. Rosen and directors and vice chairmen Frank
P. Doyle and Robert Ted Enloe, III, will constitute the Office of the Chief Executive. Mr. Rosen will serve as acting CEO and, together with Messrs. Doyle and Enloe, will be actively involved at Houston headquarters in the daily direction and operations of the Company pending the selection of a new Chief Executive Officer to replace Eckhard Pfeiffer, who today submitted his resignation.

     "Compaq Computer's market strength and the fundamental correctness of its strategic direction are as clear to me today as at any time in the Company's great history," said Mr. Rosen. "Compaq has the best team anywhere in the industry - we have the people necessary to make the right changes that will reinforce our industry leadership. We have re-energized this company before, and working together, we will do it again. We will prove to every customer that this is the best company to serve their information technology needs.
And we will confirm to our investors that Compaq remains a core holding in any portfolio.

     "Eckhard Pfeiffer oversaw a period of stunning growth in Compaq's history," said Rosen. "All those who benefited from that growth owe him a debt of gratitude."

     Mr. Pfeiffer said, "Compaq has come a long way since I joined the company in 1983. We are a world leader in personal computing, enterprise computing and Internet applications. Under Ben's guidance, I know this company will realize its potential, transforming the industry yet again. I am thankful to all employees at Compaq for their support and the chance to work with them."

     Mr. Rosen added, "As a Company engaged in transforming its industry for the Internet era, we must have the organizational flexibility necessary to move at Internet speed, well ahead of the market at any moment. We must also remain intimately connected to our markets and customers. We have done it before.
We will do it again.

     "The Board is committed to move quickly to select the right Chief Executive Officer to lead the next era of Compaq's growth and development. In the interim, we will move decisively to take those actions that are indicated."
The Company also said Earl Mason, Senior Vice President and Chief Financial Officer, has submitted his resignation effective immediately and has indicated that he will become Chief Executive Officer of a company in an unrelated industry. Ben Wells, the Company's Treasurer, has been named acting CFO. The Company has engaged executive search firms to commence immediately searches for a Chief Executive Officer and Chief Financial Officer.

     Benjamin M. Rosen is Chairman of the Board of Compaq Computer Corporation and one of its founders. He is a founding director of Capstone Turbine Corp., a director of Ask Jeeves, and also a founding partner of Sevin Rosen Funds, the multihundred-million-dollar venture capital firm that has provided initial venture financing for Compaq, Lotus, Ciena, Citrix, Cypress Semiconductor, Capstone Turbine and more than 100 other technology companies. Mr. Rosen is Vice Chairman of the Board of Trustees of the California Institute of Technology and a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center.

     Frank P. Doyle retired in 1995 as an Executive Vice President of General Electric Company. Mr. Doyle had been an Executive Vice President of GE and a member of its corporate executive office since 1992. He served as a director of Digital Equipment Corporation from 1995 until he joined the Compaq Board in June 1998.

     Robert Ted Enloe, III has served as managing partner of Balquita Partners, Ltd., a real estate and securities investment partnership, since 1996. From 1975 to 1996 he served as President, and from 1992 to 1996 as Chief Executive Officer, of Liberte Investors.

COMPAQ BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second-largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com.
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Compaq,  Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.


For  further  information,  media  may  contact:
Compaq  Computer  Corporation          Jim  Finlaw             281-514-6137
                                       jim.finlaw@compaq.com
Compaq  Computer  Corporation          Alan  Hodel             281-518-8932
                                       alan.hodel@compaq.com
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Investor  Relations  Contact:
     281-514-9549   OR   800-433-2391
     investor.relations@compaq.com
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